APPENDIX A

TO

CUSTODIAN AGREEMENT

SSgA Active ETF Trust

SPDR SSgA Multi-Asset Real Return ETF

SPDR SSgA Income Allocation ETF

SPDR SSgA Global Allocation ETF

SPDR Blackstone/GSO Senior Loan ETF

SPDR SSgA Ultra Short Term Bond ETF

SPDR MFS Systematic Core Equity ETF

SPDR MFS Systematic Growth Equity ETF

SPDR MFS Systematic Value Equity ETF

SPDR SSgA Risk Aware ETF

Dated: September 9, 2014